Filed Pursuant To Rule 433

Registration No. 333-209926

May 12, 2016

SPDR® ETF Trading Report

April 2016

Ticker	ETF Name	Spread ($)	Spread (%)	Spread ($) vs. 3 mo. trailing	Consolidated Avg. Daily Volume (shares)	Consolidated Avg. Daily Volume ($)	Consolidated Avg. Daily Volume (shares) vs. 3 mo. trailing	Avg. Quote Size (shares)	Avg. Quote Size (Shares) vs. 3 mo. trailing	Avg. Quote Size ($)	Avg. Quote Size ($) vs. 3 mo. trailing	Avg. Trade Size	Daily Volatility (%)	Short Interest as of 4/15/2016
US Core														
SPY	SPDR S&P 500® ETF	0.01	0.00	0.01	90,980,833	19,527,138,769	113,563,755	9,785	8,378	2,025,886	1,661,441	283	0.50	249,430,228
MDY	SPDR S&P MidCap 400® ETF	0.04	0.02	0.05	1,663,450	462,418,820	1,776,771	1,177	1,169	311,834	294,214	116	0.70	3,902,560
SLY	SPDR S&P 600 Small Cap ETF	0.26	0.26	0.27	14,161	1,506,671	13,755	2,510	2,879	254,564	277,910	97	0.80	12,340
DIA	SPDR Dow Jones Industrial Average ETF Trust	0.01	0.01	0.01	3,529,608	635,499,529	4,942,064	3,084	2,947	548,798	496,894	153	0.50	7,201,060
THRK	SPDR Russell 3000 ETF	0.64	0.41	0.66	37,797	5,989,211	14,828	1,586	1,714	246,433	263,802	142	0.50	10,947
TWOK	SPDR Russell 2000® ETF	0.17	0.26	0.17	3,517	282,406	5,892	4,121	4,308	272,728	265,933	125	0.70	7,545
ONEK	SPDR Russell 1000 ETF	0.20	0.21	0.21	2,518	278,572	2,714	2,667	3,294	258,966	305,881	77	0.50	24
RSCO	SPDR Russell Small Cap Completeness ETF	0.42	0.55	0.43	2,014	170,148	2,830	2,266	3,234	174,006	236,793	77	0.60	1,392
SPYX	SPDR S&P 500 Fossil Fuel Free ETF	0.07	0.14	0.08	2,856	173,995	7,697	3,406	3,437	169,449	163,361	96	0.50	7,216
SHE	SPDR SSGA Gender Diversity Index ETF	0.05	0.08	0.05	1,420	114,569	114,996	5,798	3,580	362,607	213,654	127	0.60	4,850
US Style														
SPYG	SPDR S&P 500 Growth ETF	0.21	0.21	0.20	65,843	6,863,724	54,625	2,917	2,156	293,713	207,666	121	0.50	17,432
SPYV	SPDR S&P 500 Value ETF	0.12	0.12	0.12	11,949	1,274,988	9,965	1,924	1,862	189,437	177,747	166	0.60	9,046
MDYG	SPDR S&P 400 Mid Cap Growth ETF	0.33	0.28	0.33	14,901	1,848,522	13,872	3,287	3,402	393,980	388,679	150	0.70	19,594
MDYV	SPDR S&P 400 Mid Cap Value ETF	0.20	0.26	0.23	18,697	1,600,733	14,740	5,090	5,765	409,898	444,770	134	0.80	20,539
SLYG	SPDR S&P 600 Small Cap Growth ETF	0.44	0.26	0.47	22,033	4,014,351	23,960	2,383	2,620	411,544	434,422	51	0.70	34,044
SLYV	SPDR S&P 600 Small Cap Value ETF	0.25	0.25	0.26	32,521	3,281,458	36,903	2,334	2,454	227,145	229,572	90	0.90	40,826
US Sector														
XLY	Consumer Discretionary Select Sector SPDR Fund	0.01	0.01	0.01	5,680,872	479,774,346	7,362,156	7,216	5,112	570,136	385,087	188	0.50	23,108,993
XLP	Consumer Staples Select Sector SPDR Fund	0.01	0.02	0.01	12,780,408	718,386,723	13,568,031	51,470	41,724	2,714,013	2,155,045	399	0.60	42,954,935
XLE	Energy Select Sector SPDR Fund	0.01	0.02	0.01	17,969,373	1,213,732,591	23,160,114	8,637	7,412	556,914	444,794	187	1.20	35,853,082
XLF	Financial Select Sector SPDR Fund	0.01	0.04	0.01	43,597,936	1,080,077,857	58,127,351	866,899	769,177	19,904,001	16,760,367	1,642	0.80	78,620,055
XLV	Health Care Select Sector SPDR Fund	0.01	0.01	0.01	12,297,035	928,945,309	12,666,870	11,824	8,754	828,862	590,895	230	0.80	37,991,609
XLI	Industrial Select Sector SPDR Fund	0.01	0.02	0.01	12,018,882	709,597,185	12,524,344	32,267	24,588	1,801,467	1,311,770	323	0.50	26,461,470

Source: ArcaVision. Data is as of April 30, 2016. **Past performance is not a guarantee of future results.**

STATE STREET GLOBAL ADVISORS.
SPDR®

SPDR® ETF Trading Report

Ticker	ETF Name	Spread ($)	Spread (%)	Spread ($) vs. 3 mo. trailing	Consolidated Avg. Daily Volume (shares)	Consolidated Avg. Daily Volume ($)	Consolidated Avg. Daily Volume (shares) vs. 3 mo. trailing	Avg. Quote Size (shares)	Avg. Quote Size (Shares) vs. 3 mo. trailing	Avg. Quote Size ($)	Avg. Quote Size ($) vs. 3 mo. trailing	Avg. Trade Size	Daily Volatility (%)	Short Interest as of 4/15/2016
US Sector (cont'd)														
XLB	Materials Select Sector SPDR Fund	0.01	0.02	0.01	5,305,329	249,651,683	6,999,157	21,972	16,388	1,011,591	701,570	249	0.80	14,745,523
XLK	Technology Select Sector SPDR Fund	0.01	0.02	0.01	9,898,333	456,937,306	11,590,976	95,009	77,165	4,156,644	3,244,017	453	0.60	20,945,022
XLU	Utilities Select Sector SPDR Fund	0.01	0.02	0.01	16,451,348	815,875,267	18,472,420	26,118	22,621	1,263,589	1,073,593	300	0.70	48,506,387
XLFS	Financial Services Select Sector SPDR Fund	0.14	0.47	0.07	3,644	118,481	5,874	5,447	6,284	158,671	176,015	177	1.00	2,056
XLRE	Real Estate Select Sector SPDR Fund	0.15	0.46	0.14	4,240	155,840	5,002	5,633	6,836	179,355	214,650	186	0.60	10,685
US Industry														
KBE	SPDR S&P Bank ETF	0.01	0.03	0.01	2,365,165	75,363,723	3,315,436	12,117	11,857	380,958	351,679	218	1.10	6,682,606
KCE	SPDR S&P Capital Markets ETF	0.07	0.17	0.04	8,543	357,679	44,211	2,735	2,944	107,157	111,489	78	1.30	19,560
KIE	SPDR S&P Insurance ETF	0.04	0.06	0.04	117,142	8,198,467	97,645	2,845	2,829	196,333	189,062	191	0.80	1,063,188
KRE	SPDR S&P Regional Banking ETF	0.01	0.03	0.01	5,204,780	207,390,640	6,495,993	8,056	7,042	314,506	259,991	175	1.10	23,349,233
XBI	SPDR S&P Biotech ETF	0.03	0.05	0.04	8,078,569	458,173,516	7,494,089	1,686	1,367	94,011	70,852	150	1.60	28,434,899
XHB	SPDR S&P Homebuilders ETF	0.01	0.03	0.01	2,781,289	96,696,529	3,197,759	13,987	11,915	479,195	381,042	215	0.70	8,936,191
XME	SPDR S&P Metals & Mining ETF	0.01	0.04	0.01	8,188,685	186,038,618	6,956,492	11,121	11,489	249,555	229,780	226	1.90	18,528,839
XES	SPDR S&P Oil & Gas Equipment & Services ETF	0.02	0.10	0.02	488,292	8,870,543	639,829	13,232	10,417	237,647	176,672	280	2.10	522,668
XITK	SPDR FactSet Innovative Technology ETF	0.07	0.13	0.07	1,225	79,548	903	498	498	26,558	25,776	152	0.60	11,073
XOP	SPDR S&P Oil & Gas Exploration & Production ETF	0.01	0.03	0.01	20,390,323	687,987,188	23,232,983	10,193	9,445	336,879	273,622	227	2.00	31,409,947
XPH	SPDR S&P Pharmaceuticals ETF	0.05	0.11	0.05	208,381	9,078,859	210,901	4,547	5,248	194,975	217,582	152	1.50	2,808,445
XRT	SPDR S&P Retail ETF	0.01	0.02	0.01	4,991,605	224,333,392	4,559,348	9,033	6,982	404,498	304,485	155	1.00	28,965,814
XSD	SPDR S&P Semiconductor ETF	0.04	0.09	0.04	72,167	3,237,649	102,899	1,749	3,389	76,466	140,779	186	1.30	1,050,074
XHE	SPDR S&P Health Care Equipment ETF	0.16	0.35	0.15	3,034	151,678	7,461	2,280	2,552	100,480	102,284	218	0.80	2,882
XTL	SPDR S&P Telecom ETF	0.13	0.23	0.16	8,057	480,936	11,260	4,990	5,688	280,787	308,290	127	0.60	7,121
XAR	SPDR S&P Aerospace & Defense ETF	0.08	0.16	0.09	10,005	570,630	12,418	690	705	36,818	35,391	122	0.60	9,776
XHS	SPDR S&P Health Care Services ETF	0.07	0.13	0.09	25,257	1,497,138	62,431	5,153	2,270	295,628	122,398	161	1.00	27,026
XSW	SPDR S&P Software & Services ETF	0.09	0.19	0.10	3,690	198,740	4,891	2,004	2,368	96,533	105,494	122	0.80	2,055
XTN	SPDR S&P Transportation ETF	0.06	0.12	0.06	25,467	1,239,092	52,517	2,574	1,296	118,198	56,726	145	1.00	428,232
MTK	SPDR Morgan Stanley Technology ETF	0.10	0.20	0.11	16,117	888,971	29,638	5,192	5,219	272,476	264,551	122	0.60	9,202

Source: ArcaVision. Data is as of April 30, 2016. **Past performance is not a guarantee of future results.**

State Street Global Advisors

2

SPDR® ETF Trading Report

Ticker	ETF Name	Spread ($)	Spread (%)	Spread ($) vs. 3 mo. trailing	Consolidated Avg. Daily Volume (shares)	Consolidated Avg. Daily Volume ($)	Consolidated Avg. Daily Volume (shares) vs. 3 mo. trailing	Avg. Quote Size (shares)	Avg. Quote Size (Shares) vs. 3 mo. trailing	Avg. Quote Size ($)	Avg. Quote Size ($) vs. 3 mo. trailing	Avg. Trade Size	Daily Volatility (%)	Short Interest as of 4/15/2016
Real Estate Equities														
RWR	SPDR Dow Jones REIT ETF	0.03	0.04	0.04	257,057	24,645,647	314,456	1,725	2,543	162,219	229,048	139	0.60	335,761
RWO	SPDR Dow Jones Global Real Estate ETF	0.04	0.09	0.05	184,852	9,420,816	222,585	1,336	1,019	65,224	47,333	171	0.60	213,778
RWX	SPDR Dow Jones International Real Estate ETF	0.02	0.04	0.02	700,085	32,369,343	637,506	1,810	1,806	75,586	72,222	189	0.60	321,735
Global Equities														
DGT	SPDR Global Dow ETF	0.27	0.41	0.30	4,115	278,674	6,775	693	727	45,516	45,699	157	0.70	12,463
GII	SPDR S&P Global Infrastructure ETF	0.31	0.68	0.31	3,430	163,459	4,632	945	1,228	42,620	52,386	61	0.80	1,834
GNR	SPDR S&P Global Natural Resources ETF	0.06	0.16	0.08	133,756	5,021,425	142,130	1,560	1,667	57,860	57,145	221	1.20	258,971
CWI	SPDR MSCI ACWI ex-US ETF	0.01	0.05	0.02	149,851	4,974,983	216,285	4,279	3,710	133,334	110,002	191	0.80	294,573
ACIM	SPDR MSCI ACWI IMI ETF	0.52	0.84	0.78	3,239	226,639	4,319	579	555	36,014	33,261	86	0.80	5,958
GWL	SPDR S&P World ex-US ETF	0.04	0.16	0.04	217,345	5,606,618	164,241	2,832	3,218	72,584	79,356	358	0.80	6,299
MDD	SPDR S&P International Mid Cap ETF	0.31	1.07	0.48	3,009	102,877	5,205	779	596	22,895	16,682	68	1.00	6,564
GWX	SPDR S&P International Small Cap ETF	0.06	0.20	0.06	137,288	4,005,310	113,862	874	952	25,171	26,180	238	0.70	3,389
LOWC	SPDR MSCI ACWI Low Carbon Target ETF	0.05	0.07	0.05	1,297	104,961	1,110	1,068	1,239	76,928	85,516	193	0.90	3,724
International Developed Equities — Region/Country														
JSC	SPDR Russell/Nomura Small Cap Japan ETF	0.23	0.43	0.24	1,790	87,355	2,831	672	686	36,281	35,658	266	1.60	767
JPP	SPDR Russell/Nomura PRIME Japan ETF	0.26	0.59	0.28	3,041	159,251	5,325	921	707	41,703	30,733	244	1.50	1,850
FEZ	SPDR EURO STOXX 50 ETF	0.01	0.03	0.01	2,685,981	93,535,248	3,321,125	52,749	41,364	1,769,729	1,333,575	343	1.00	1,934,616
FEU	SPDR STOXX Europe 50 ETF	0.03	0.10	0.04	92,224	2,878,907	79,287	1,756	1,495	53,944	44,925	179	0.80	6,068
SMEZ	SPDR EURO STOXX Small Cap ETF	0.19	0.40	0.22	4,268	254,139	8,160	274	364	13,108	16,424	165	0.70	1,492
HFEZ	SPDR EURO STOXX 50 Currency Hedged ETF	0.16	0.50	0.09	1,726	72,876	2,713	1,144	577	37,569	18,077	837	1.90	880
HREX	SPDR MSCI International Real Estate Currency Hedged ETF	0.16	0.40	0.16	498	22,115	211	456	448	18,742	18,332	56	0.80	—
HDWX	SPDR S&P International Dividend Currency Hedged ETF	0.10	0.25	0.10	9,840	408,384	3,421	738	721	29,276	28,552	114	0.80	497
Emerging Market Equities														
EMBB	SPDR MSCI EM Beyond BRIC ETF	0.74	1.45	0.88	116	6,512	294	381	410	19,477	18,676	21	1.00	2,565
EMFT	SPDR MSCI EM 50 ETF	0.34	0.86	0.55	249	11,717	150	492	1,420	19,562	54,656	35	1.90	9
GMM	SPDR S&P Emerging Markets ETF	0.16	0.29	0.19	18,746	1,071,772	35,419	960	829	52,925	43,299	165	0.90	10,740

Source: ArcaVision. Data is as of April 30, 2016. **Past performance is not a guarantee of future results.**

State Street Global Advisors

3

SPDR® ETF Trading Report

Ticker	ETF Name	Spread ($)	Spread (%)	Spread ($) vs. 3 mo. trailing	Consolidated Avg. Daily Volume (shares)	Consolidated Avg. Daily Volume ($)	Consolidated Avg. Daily Volume (shares) vs. 3 mo. trailing	Avg. Quote Size (shares)	Avg. Quote Size (Shares) vs. 3 mo. trailing	Avg. Quote Size ($)	Avg. Quote Size ($) vs. 3 mo. trailing	Avg. Trade Size	Daily Volatility (%)	Short Interest as of 4/15/2016
Emerging Market Equities (cont'd)														
GML	SPDR S&P Emerging Latin America ETF	0.33	0.77	0.45	13,392	580,019	8,169	433	431	18,000	17,145	168	1.60	28,213
GAF	SPDR S&P Emerging Middle East & Africa ETF	0.32	0.56	0.57	1,492	95,870	2,107	452	382	25,764	19,283	67	1.10	633
GUR	SPDR S&P Emerging Europe ETF	0.14	0.53	0.15	77,210	2,097,062	33,787	684	635	18,297	16,408	146	1.10	6,806
GMF	SPDR S&P Emerging Asia Pacific ETF	0.18	0.24	0.17	25,181	1,909,937	46,792	922	1,036	68,080	72,437	89	0.90	51,505
EWX	SPDR S&P Emerging Markets Small Cap ETF	0.08	0.20	0.09	62,917	2,562,692	81,011	650	797	25,402	29,744	141	0.90	17,615
BIK	SPDR S&P BRIC 40 ETF	0.03	0.17	0.04	13,537	279,311	10,315	1,321	1,009	25,205	18,051	263	0.90	17,124
GXC	SPDR S&P China ETF	0.12	0.16	0.10	51,062	3,739,777	73,669	685	816	48,265	53,676	104	1.00	7,347
RBL	SPDR S&P Russia ETF	0.09	0.58	0.07	5,725	106,272	9,219	896	1,174	14,694	16,671	252	1.70	6,774
XINA	SPDR MSCI China A Shares IMI ETF	0.13	0.62	0.11	324	9,425	262	367	331	7,894	6,759	149	2.50	—
International Sector Equities														
IPD	SPDR S&P International Consumer Discretionary Sector ETF	0.80	2.30	0.41	1,719	75,812	2,249	370	551	13,316	19,516	144	1.40	2,583
IPS	SPDR S&P International Consumer Staples Sector ETF	0.75	1.73	0.58	7,083	328,511	5,649	925	1,013	40,136	42,718	206	0.80	353
IPW	SPDR S&P International Energy Sector ETF	0.11	0.63	0.10	36,523	644,353	23,358	733	870	12,615	14,068	214	1.30	13,488
IPF	SPDR S&P International Financial Sector ETF	0.52	2.78	0.50	5,407	184,420	3,075	1,753	1,780	32,764	32,147	118	1.00	13,430
IRY	SPDR S&P International Health Care Sector ETF	0.14	0.29	0.15	5,525	301,446	7,602	848	732	40,662	33,884	149	0.70	2,589
IPN	SPDR S&P International Industrial Sector ETF	0.08	0.27	0.10	5,075	165,799	7,358	1,525	1,205	44,423	33,583	125	0.90	17,918
IRV	SPDR S&P International Materials Sector ETF	0.08	0.43	0.08	629	11,163	715	1,479	1,614	25,513	27,341	20	2.60	1,543
IPK	SPDR S&P International Technology Sector ETF	0.32	1.05	0.26	1,560	55,527	1,136	636	825	19,519	24,494	33	1.40	804
IST	SPDR S&P International Telecommunications Sector ETF	0.07	0.28	0.08	7,863	236,048	7,923	477	559	12,183	13,902	196	0.90	1
IPU	SPDR S&P International Utilities Sector ETF	0.06	0.39	0.07	101,706	1,664,936	62,493	844	956	13,664	15,382	352	0.70	6,182
Advanced Beta — Income														
EDIV	SPDR S&P Emerging Markets Dividend ETF	0.04	0.14	0.05	72,070	1,989,131	113,202	979	1,381	26,237	35,077	175	1.00	245,790
DWX	SPDR S&P International Dividend ETF	0.04	0.10	0.04	120,107	4,441,533	129,118	1,319	1,128	47,049	37,901	159	1.00	227,373
SDY	SPDR S&P Dividend ETF	0.01	0.02	0.02	772,018	65,204,163	765,989	3,000	3,826	241,080	295,635	193	0.80	333,996
WDIV	SPDR S&P Global Dividend ETF	0.09	0.15	0.09	6,030	422,092	10,349	581	574	35,633	33,344	139	0.80	7,455
SPYD	SPDR S&P 500 High Dividend ETF	0.13	0.41	0.12	17,861	627,488	13,238	10,526	9,624	341,042	301,327	166	0.70	6,991

Source: ArcaVision. Data is as of April 30, 2016. **Past performance is not a guarantee of future results.**

State Street Global Advisors

4

SPDR® ETF Trading Report

Ticker	ETF Name	Spread ($)	Spread (%)	Spread ($) vs. 3 mo. trailing	Consolidated Avg. Daily Volume (shares)	Consolidated Avg. Daily Volume ($)	Consolidated Avg. Daily Volume (shares) vs. 3 mo. trailing	Avg. Quote Size (shares)	Avg. Quote Size (Shares) vs. 3 mo. trailing	Avg. Quote Size ($)	Avg. Quote Size ($) vs. 3 mo. trailing	Avg. Trade Size	Daily Volatility (%)	Short Interest as of 4/15/2016
Advanced Beta — Multi Factor														
QAUS	SPDR MSCI Australia Quality Mix ETF	0.04	0.09	0.04	363	20,673	818	993	1,002	46,860	44,268	78	1.30	1,009
QCAN	SPDR MSCI Canada Quality Mix ETF	0.06	0.11	0.06	1,386	85,819	3,287	950	919	48,897	42,007	154	0.90	4,492
QDEU	SPDR MSCI Germany Quality Mix ETF	0.05	0.10	0.06	223	10,691	619	966	930	49,256	45,449	52	1.50	441
QJPN	SPDR MSCI Japan Quality Mix ETF	0.26	0.42	0.28	527	42,242	817	552	602	35,035	37,113	65	1.70	2,943
QESP	SPDR MSCI Spain Quality Mix ETF	0.04	0.08	0.04	783	45,284	309	985	987	42,670	42,402	117	1.20	959
QGBR	SPDR MSCI United Kingdom Quality Mix ETF	0.07	0.14	0.07	1,105	58,055	425	903	909	45,096	44,905	124	2.20	966
QEFA	SPDR MSCI EAFE Quality Mix ETF	0.44	0.81	0.39	718	47,070	924	1,061	1,534	58,397	81,471	59	0.90	873
QMEX	SPDR MSCI Mexico Quality Mix ETF	0.09	0.37	0.08	13,497	324,352	7,668	683	650	16,071	15,249	219	1.10	43,801
QKOR	SPDR MSCI Korea Quality Mix ETF	0.09	0.33	0.09	7,454	200,928	5,665	572	579	14,878	14,950	175	1.00	23,286
QTWN	SPDR MSCI Taiwan Quality Mix ETF	0.22	0.44	0.24	763	18,472	3,481	568	574	29,019	29,400	95	1.20	1,404
QWLD	SPDR MSCI World Quality Mix ETF	0.39	0.63	0.45	886	65,618	457	392	431	24,500	26,218	76	0.70	2
QEMM	SPDR MSCI Emerging Markets Quality Mix ETF	0.48	0.96	0.45	11,686	609,885	13,337	1,896	1,493	95,862	71,515	80	0.80	847
QUS	SPDR MSCI USA Quality Mix ETF	0.06	0.10	0.30	126	15,881	533	2,011	1,386	122,751	81,053	15	0.70	41
Advanced Beta — Single Factor														
SPYB	SPDR S&P 500 Buyback ETF	0.04	0.08	0.06	835	46,423	2,925	2,767	3,991	130,519	171,852	48	0.90	446
VLU	SPDR S&P 1500 Value Tilt ETF	0.52	0.66	0.52	125	17,611	250	4,854	5,439	379,534	408,360	20	0.70	6,746
MMTM	SPDR S&P 1500 Momentum Tilt ETF	0.73	0.83	0.65	401	54,180	1,405	1,546	2,104	136,450	180,565	133	0.80	515
LGLV	SPDR Russell 1000 Low Volatility ETF	0.43	0.55	0.39	8,795	714,392	6,084	786	1,634	60,711	122,468	121	0.60	3,099
SMLV	SPDR Russell 2000 Low Volatility ETF	0.25	0.33	0.27	7,696	635,267	8,573	1,941	2,728	148,719	202,472	152	0.70	9,715
ONEY	SPDR Russell 1000 Yield Focus ETF	0.08	0.12	0.10	75	5,065	740	5,535	4,262	343,724	238,885	—	0.50	886
ONEO	SPDR Russell 1000 Momentum Focus ETF	0.99	1.65	0.39	201	16,097	365	2,623	3,654	157,091	203,272	32	0.70	100
ONEV	SPDR Russell 1000 Low Volatility Focus ETF	0.17	0.27	0.17	20,511	1,287,601	7,130	1,994	2,007	124,585	124,916	46	1.00	3,426
Advanced Beta — Fixed Income														
CBND	SPDR Barclays Issuer Scored Corporate Bond ETF	0.09	0.28	0.10	5,108	187,762	4,960	915	1,013	29,225	31,859	248	0.20	31,785
Fixed Income — US Government														
BIL	SPDR Barclays 1-3 Month T-Bill ETF	0.01	0.02	0.01	1,265,207	58,586,312	1,599,184	4,319,477	3,549,179	197,356,904	162,161,989	2,086	0.00	472,736
ITE	SPDR Barclays Intermediate Term Treasury ETF	0.05	0.08	0.03	55,959	3,481,755	267,694	11,019	18,657	672,159	1,136,211	189	0.10	18,702
TLO	SPDR Barclays Long Term Treasury ETF	0.10	0.13	0.10	139,938	10,698,420	187,882	10,035	11,939	754,933	897,216	211	0.50	51,753
IPE	SPDR Barclays TIPS ETF	0.04	0.07	0.04	38,110	2,292,586	33,296	21,644	14,464	1,234,141	815,191	303	0.20	14,622

Source: ArcaVision. Data is as of April 30, 2016. **Past performance is not a guarantee of future results.**

State Street Global Advisors

5

SPDR® ETF Trading Report

Ticker	ETF Name	Spread ($)	Spread (%)	Spread ($) vs. 3 mo. trailing	Consolidated Avg. Daily Volume (shares)	Consolidated Avg. Daily Volume ($)	Consolidated Avg. Daily Volume (shares) vs. 3 mo. trailing	Avg. Quote Size (shares)	Avg. Quote Size (Shares) vs. 3 mo. trailing	Avg. Quote Size ($)	Avg. Quote Size ($) vs. 3 mo. trailing	Avg. Trade Size	Daily Volatility (%)	Short Interest as of 4/15/2016
Fixed Income — US Government (cont'd)														
SST	SPDR Barclays Short Term Treasury ETF	0.03	0.09	0.03	60,516	1,881,474	43,467	2,053	2,572	62,452	78,163	446	0.10	15,852
SIPE	SPDR Barclays 0-5 Year TIPS ETF	0.13	0.68	0.14	1,362	64,305	769	6,124	5,190	120,337	101,620	42	0.30	87
TIPX	SPDR Barclays 1-10 Year TIPS ETF	0.04	0.21	0.05	3,925	84,064	7,589	2,654	3,294	52,125	63,871	442	0.20	39,829
Fixed Income — US Investment Grade Corporates														
SCPB	SPDR Barclays Short Term Corporate Bond ETF	0.01	0.03	0.01	1,242,807	38,429,435	979,762	9,674	11,833	296,508	361,025	268	0.10	311,223
ITR	SPDR Barclays Intermediate Term Corporate Bond ETF	0.02	0.07	0.03	206,676	7,294,118	323,726	2,014	10,233	69,080	346,489	267	0.10	72,850
LWC	SPDR Barclays Long Term Corporate Bond ETF	0.12	0.29	0.16	29,018	1,218,411	41,667	2,002	2,402	80,921	92,261	132	0.40	44,465
FLRN	SPDR Barclays Investment Grade Floating Rate ETF	0.04	0.12	0.04	266,303	8,128,384	103,850	2,082	1,980	63,376	60,251	231	0.10	15,410
Fixed Income — High Yield														
JNK	SPDR Barclays High Yield Bond ETF	0.01	0.03	0.01	10,686,047	373,889,598	12,591,346	67,369	56,915	2,328,946	1,914,621	498	0.40	16,421,501
SJNK	SPDR Barclays Short Term High Yield Bond ETF	0.01	0.04	0.01	1,107,864	29,295,623	1,416,539	8,406	8,687	219,733	220,563	364	0.30	765,547
IJNK	SPDR Barclays International High Yield Bond ETF	0.07	0.31	0.11	729	21,074	3,065	489	1,077	10,993	22,574	69	0.40	528
CJNK	SPDR BofA Merrill Lynch Crossover Corporate Bond ETF	0.21	0.82	0.26	10,669	278,237	8,661	1,452	1,361	36,692	33,875	145	0.40	8,850
Fixed Income — US Mortgage														
MBG	SPDR Barclays Mortgage Backed Bond ETF	0.06	0.21	0.06	16,066	460,652	25,285	1,227	2,499	33,264	67,673	170	0.10	42,099
Fixed Income — US Aggregate														
BNDS	SPDR Barclays Aggregate Bond ETF	0.05	0.08	0.05	157,405	9,324,848	120,746	2,144	2,402	125,510	139,868	344	0.10	195,653
Fixed Income — Hybrids														
CWB	SPDR Barclays Convertible Securities ETF	0.02	0.04	0.02	457,180	20,579,747	700,257	1,416	1,956	61,270	81,467	158	0.40	913,524
PSK	SPDR Wells Fargo Preferred Stock ETF	0.06	0.13	0.06	74,740	3,430,505	116,514	1,979	2,321	89,055	103,168	156	0.20	46,384
Fixed Income — Municipal														
SHM	SPDR Nuveen Barclays Short Term Municipal Bond ETF	0.02	0.03	0.01	440,643	21,980,230	540,661	8,932	10,494	436,596	358,580	499	0.10	57,279
TFI	SPDR Nuveen Barclays Municipal Bond ETF	0.02	0.03	0.01	302,820	15,190,581	444,272	2,462	3,344	122,066	109,148	196	0.10	139,093
CXA	SPDR Nuveen Barclays California Municipal Bond ETF	0.05	0.21	0.07	23,608	607,031	25,259	1,410	1,635	34,968	40,286	201	0.10	50,000
INY	SPDR Nuveen Barclays New York Municipal Bond ETF	0.12	0.49	0.13	3,702	113,243	5,150	2,821	2,899	68,014	69,576	222	0.20	8,599

Source: ArcaVision. Data is as of April 30, 2016. **Past performance is not a guarantee of future results.**

State Street Global Advisors

6

SPDR® ETF Trading Report

Ticker	ETF Name	Spread ($)	Spread (%)	Spread ($) vs. 3 mo. trailing	Consolidated Avg. Daily Volume (shares)	Consolidated Avg. Daily Volume ($)	Consolidated Avg. Daily Volume (shares) vs. 3 mo. trailing	Avg. Quote Size (shares)	Avg. Quote Size (Shares) vs. 3 mo. trailing	Avg. Quote Size ($)	Avg. Quote Size ($) vs. 3 mo. trailing	Avg. Trade Size	Daily Volatility (%)	Short Interest as of 4/15/2016
Fixed Income — Municipal (Cont'd)														
BABS	SPDR Nuveen Barclays Build America Bond ETF	0.66	1.06	0.64	4,160	288,413	4,668	637	849	39,914	52,901	98	0.70	9,627
HYMB	SPDR Nuveen S&P High Yield Municipal Bond ETF	0.08	0.14	0.07	66,386	3,935,860	105,688	914	1,084	52,784	62,222	156	0.10	39,597
Fixed Income — International														
WIP	SPDR Citi International Government Inflation-Protected Bond ETF	0.11	0.20	0.13	75,525	4,298,995	71,370	2,769	2,530	149,997	134,419	218	0.30	349,783
BWZ	SPDR Barclays Short Term International Treasury Bond ETF	0.08	0.26	0.08	243,570	7,668,054	195,677	57,590	25,791	1,807,750	792,557	6,172	0.30	699
BWX	SPDR Barclays International Treasury Bond ETF	0.04	0.08	0.05	538,213	30,781,900	339,109	6,226	5,406	347,411	296,789	359	0.30	81,964
IBND	SPDR Barclays International Corporate Bond ETF	0.09	0.28	0.08	56,796	1,946,641	47,544	1,385	1,481	45,525	47,525	267	0.30	33,550
EMCD	SPDR BofA Merrill Lynch Emerging Markets Corporate Bond ETF	0.44	1.55	0.44	3,438	104,994	2,840	2,826	2,781	79,185	76,144	123	0.90	2,387
EBND	SPDR Barclays Emerging Markets Local Bond ETF	0.12	0.44	0.14	13,605	382,992	18,273	5,494	3,839	148,832	97,895	289	0.40	2,158
Commodity														
GLD®	SPDR Gold Trust	0.01	0.01	0.01	10,618,470	1,309,134,617	12,660,734	6,079	5,773	723,705	679,424	217	0.90	10,964,004
NANR	SPDR S&P North American Natural Resources ETF	0.05	0.15	0.05	54,954	1,771,767	95,617	2,878	3,283	91,319	95,338	291	1.40	88,512
Active — Asset Allocation														
RLY	SPDR SSgA Multi-Asset Real Return ETF	0.04	0.19	0.05	14,398	356,740	21,798	13,328	14,927	314,274	333,320	132	0.50	12,180
INKM	SPDR SSgA Income Allocation ETF	0.04	0.15	0.05	2,834	97,846	7,788	7,255	8,211	221,205	244,031	116	0.30	3,452
GAL	SPDR SSgA Global Allocation ETF	0.06	0.19	0.08	15,488	535,333	33,377	17,267	12,716	570,847	408,565	160	0.30	15,628
Active — Equity														
SYE	SPDR MFS Systematic Core Equity ETF	0.27	0.47	0.28	916	64,129	676	1,433	1,439	83,343	80,915	47	0.60	113
SYG	SPDR MFS Systematic Growth Equity ETF	0.25	0.42	0.26	3,409	220,027	2,224	1,407	1,441	85,039	83,708	88	0.50	519
SYV	SPDR MFS Systematic Value Equity ETF	0.26	0.51	0.27	691	46,529	586	1,939	1,945	100,557	97,600	99	0.70	252
RORO	SPDR SSgA Risk Aware ETF	0.21	0.53	0.21	147	5,584	51	505	505	19,680	19,680	64	0.40	508

Source: ArcaVision. Data is as of April 30, 2016. **Past performance is not a guarantee of future results.**

State Street Global Advisors

7

SPDR® ETF Trading Report

Consolidated Consolidated Avg. Avg. Avg. Quote Short

Spread ($) Avg. Daily Consolidated Daily Volume Avg. Quote Size Avg. Size ($) Avg. Daily Interest

Spread Spread vs. 3 mo. Volume Avg. Daily (shares) vs. Quote Size (Shares) vs. Quote vs. 3 mo. Trade Volatility as of

Ticker ETF Name ($) (%) trailing (shares) Volume ($) 3 mo. trailing (shares) 3 mo. trailing Size ($) trailing Size (%) 4/15/2016

Active — Fixed Income

TOTL SPDR DoubleLine Total Return Tactical ETF 0.02 0.04 0.02 362,668 18,058,585 365,452 4,260 3,898 210,146 191,470 233 0.10 95,242 SRLN SPDR Blackstone/GSO Senior Loan ETF 0.04 0.10 0.04 147,140 7,237,357 124,507 4,811 4,436 223,375 204,500 379 0.10 56,211 ULST SPDR SSgA Ultra Short Term Bond ETF 0.06 0.15 0.06 4,656 193,357 82,775 1,203 822 48,072 32,765 121 0.10 2,753

Source: ArcaVision. Data is as of April 30, 2016. Past performance is not a guarantee of future results.

ssga.com | spdrs.com

For investment professional use only. Not for use with the public.

State Street Global Advisors, One Lincoln Street, Boston, MA 02111-2900. T: +1 617 664 7727.

Important Risk Information

ETFs trade like stocks, fluctuate in market value and may trade at prices above or below the ETFs’ net asset value.

Brokerage commissions and ETF expenses will reduce returns.

While the shares of ETFs are tradable on secondary markets, they may not readily trade in all market conditions and may trade at significant discounts in periods of market stress.

Investing in commodities entails significant risk and is not appropriate for all investors. Important Information Relating to SPDR Gold Trust (“GLD®”): The SPDR Gold Trust (“GLD”) has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents GLD has filed with the SEC for more complete information about GLD and this offering. You may get these documents for free by visiting EDGAR on the SEC website at sec.gov or by visiting spdrgoldshares.com. Alternatively, the SPDR Gold Trust will arrange to send you the prospectus if you request it by calling 866.320.4053.

GLD is not an investment company registered under the Investment Company Act of 1940 (the “1940 Act”) and is not subject to regulation under the Commodity Exchange Act of 1936 (the “CEA”). As a result, shareholders of the Trust do not have the protections associated with ownership of shares in an investment company registered under the 1940 Act or the protections afforded by the CEA.

GLD shares trade like stocks, are subject to investment risk and will fluctuate in market value. The value of GLD shares relates directly to the value of the gold held by GLD (less its expenses), and fluctuations in the price of gold could materially and adversely affect an investment in the shares. The price received upon the sale of the shares, which trade at market price, may be more or less than the value of the gold represented by them. GLD does not generate any income, and as GLD regularly sells gold to pay for its ongoing expenses, the amount of gold represented by each Share will decline over time. Investing involves risk, and you could lose money on an investment in GLD. Please see the GLD prospectus for a detailed discussion of the risks of investing in GLD shares. The GLD prospectus is available here.

For more information: State Street Global Markets, LLC, One Lincoln Street, Boston, MA, 02111 T: +1 866 320 4053 spdrgoldshares.com

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Distributor: State Street Global Markets, LLC, member FINRA, SIPC, a wholly owned subsidiary of State Street

Corporation. References to State Street may include State Street Corporation and its affiliates. Certain State Street affiliates provide services and receive fees from the SPDR ETFs. ALPS Distributors, Inc., a registered broker-dealer, is distributor for SPDR S&P 500, SPDR S&P MidCap 400 and SPDR Dow Jones Industrial Average, and all unit investment trusts. ALPS Portfolio Solutions Distributor, Inc. is distributor for Select Sector SPDRs. ALPS Distributors,

Inc. and ALPS Portfolio Solutions Distributor, Inc. are not affiliated with State Street Global Markets, LLC.

State Street Global Markets, LLC is the distributor for certain registered products on behalf of the advisor. SSGA Funds Management has retained GSO Capital Partners, Nuveen Asset Management & Massachusetts Financial Services Company & DoubleLine Capital LP as the sub-advisor. GSO Capital Partners, Nuveen Asset Management, MFS, and

DoubleLine Capital LP are not affiliated with State Street Global Markets, LLC.

Before investing, consider the funds’ investment objectives, risks, charges and expenses. To obtain a prospectus or summary prospectus which contains this and other information, call +1 617 664 7727 or visit spdrs.com. Read it carefully.

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State Street Global Advisors ID6608-IBG-19388 0516 Exp. Date: 07/31/2016 IBG.SPDRETFTR.0516 SPD001094

SPDR® GOLD TRUST has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the Trust and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Trust or any Authorized Participant will arrange to send you the prospectus if you request it by calling toll free at 1-866-320-4053 or contacting State Street Global Markets, LLC, One Lincoln Street, Attn: SPDR® Gold Shares, 30th Floor, Boston, MA 02111.